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                                                                    Exhibit 4.8

                 AMENDMENTS TO THE REGISTRATION RIGHTS AGREEMENT

      (i) Section 1(a) of the Registration Rights Agreement shall be amended by adding a new paragraph, immediately following the first paragraph, as follows:

          The Company is also a party to an Investment Agreement, dated as of March 30, 1999, with the Purchaser (the "1999 INVESTMENT AGREEMENT"), pursuant to which the Company agreed, in exchange for consideration of $51 million in cash (I) to issue to Purchaser up to 73,350 newly issued shares of Series A Non-Voting Participating Convertible Preferred Stock, par value $.001 per share (the "PREFERRED SHARES"), of the Company having the terms set forth in Exhibit I of the 1999 Investment Agreement, (II) to amend and restate the Warrants as set forth in Exhibit II of the 1999 Investment Agreement, and (III) to amend and restate the Special Warrants as set forth in Exhibit III of the 1999 Investment Agreement.

     (ii) Section 1(b) of the Registration Rights Agreement shall be restated in its entirety as follows:

                    (b) This Agreement shall become effective with respect to any Registrable Securities upon the issuance or sale of Registrable Securities pursuant to the Investment Agreement or the 1999 Investment Agreement. This Agreement shall remain in effect upon the assignment or transfer of Registrable Securities by the Purchaser or a Holder to an Affiliate, a Distributee or other successors, assigns and transferees of Purchaser of such Holder pursuant to Section 4.4.

    (iii) Section 2 of the Registration Rights Agreement shall be amended by restating the definition of "Registrable Securities" in its entirety as follows:

               "REGISTRABLE SECURITIES" means (a) the Shares, (b) the Additional Shares, (c) the Warrant Shares, (d) the Warrants, (e) the Special Warrant Shares, (f) the Special Warrants, (g) the Preferred Shares,
          (h) the Conversion Shares and (i) any securities issued or issuable with respect to any Shares, Additional Shares, Warrants, Special Warrants, Preferred Shares or Conversion Shares referred to in the foregoing clauses (a) through (h), (i) upon any conversion or exchange thereof, (ii) by way of stock dividend or other distribution, stock split or reverse stock split or (iii) in connection with a combination of shares, recapitalization, merger, consolidation, exchange offer or other reorganization. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (B) such securities shall have been distributed to the public in reliance upon Rule 144, (C) subject to the provi-


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          sions of Section 4.1(b)(ii), such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force or (D) such securities shall have been acquired by the Company. In determining the number of Registrable Securities outstanding at any time or whether the Holders of the requisite number of Registrable Securities have taken any action hereunder and in calculating the number of Registrable Securities for all other purposes under this Agreement, each Warrant and Special Warrant shall be deemed to have been exercised (to the fullest extent then determinable) and each Preferred Share shall be deemed to have been converted and such calculation shall include the number of Warrant Shares and Special Warrant Shares then deliverable upon the exercise of such Warrant or Special Warrant and the number of Conversion Shares deliverable upon conversion of the Preferred Shares (to the fullest extent then determinable).

     (iv) Section 2 of the Registration Rights Agreement shall be amended by inserting, immediately following the definition of "Contingent Stock", a new definition as follows:

               "CONVERSION SHARES" means the shares of Common Stock issuable upon conversion of the Preferred Shares.

      (v) Section 2 of the Registration Rights Agreement shall be amended by inserting, immediately following the definition of "Postponement Period", a new definition as follows:

               "PREFERRED SHARES" is defined in Section 1(a).


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     (vi) Section 2 of the Registration Rights Agreement shall be amended by restating the definition of "Special Warrants" as follows:

               "SPECIAL WARRANTS" means warrants entitling the holder thereof to purchase shares of Common Stock on the terms and subject to the conditions set forth in Exhibit 1 of the Investment Agreement, and any warrants of the Company received in exchange therefor, pursuant to the 1999 Investment Agreement or otherwise.

    (vii) Section 2 of the Registration Rights Agreement shall be amended by restating the definition of "Warrants" as follows:

               "WARRANTS" means warrants entitling the holder thereof to purchase one share of Common Stock for each Share and Special Warrant purchased by the Purchaser pursuant to the Investment Agreement, on the terms and subject to the conditions set forth in Exhibit 2 thereof, and any warrants of the Company received in exchange therefor, pursuant to the 1999 Investment Agreement or otherwise.

   (viii) Paragraph (a) of Section 3.1 of the Registration Rights Agreement shall be restated in its entirety as follows:

               (A) REQUESTS. Subject to the provisions of Section 3.6, at any time or from time to time as of the date hereof, Holders of not less than 25% of the then outstanding Registrable Securities shall have the right to make written requests that the Company effect up to six registrations under the Securities Act of all or part of the Registrable Securities of the Holders making such request, which requests shall specify the intended method of disposition thereof by such Holders, including whether the registration requested is for an underwritten offering. For a registration to be underwritten, a majority of the Holders requesting registration (as measured by ownership of Registrable Securities) must so request. The Company shall not be required to effect more than [six] registrations under this Section 3.1.

     (ix) Clause C of Section 3.1(f)(iii) of the Registration Rights Agreement shall be restated in its entirety as follows:

               (C) third, to the extent that the number of shares registered pursuant to clauses (A) and (B) is less than the largest number that can be sold in an orderly manner in such offering within a price range acceptable to the selling Holders, the securities requested to be included by any other holders (if permitted by the Holders pursuant to Section 3.1(f)(ii)).


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